Exhibit 99.1 PRESS RELEASE www.corescientific.com
Core Scientific Announces September Updates
•    Operating approximately 232,000 owned and colocated ASIC servers
•    Produced 1,213 self-mined bitcoins

AUSTIN, Texas, Oct 5, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) ("Core Scientific" or “the Company”), a leader in high-performance blockchain computing data centers and software solutions, today announced production and operational updates for September 2022.
“We continued growing our infrastructure and operating servers in September. Bitcoin production was impacted across the company's data centers due to several unique circumstances, including severe weather events and electrical equipment manufacturer defects.
Despite these challenges, Core Scientific continued to lead the industry in bitcoin production. We produced 1,213 bitcoins for our own account. We expanded our total fleet (owned and colocated) to approximately 232,000 servers representing approximately 22.5 EH/s. I am proud of our team's resilience, adaptability and dedication in the face of difficult industry conditions.” said Mike Levitt, Core Scientific Chief Executive Officer.
Data Centers
As of month-end, the Company operated approximately 232,000 ASIC servers for both colocation and self-mining, representing a total of approximately 22.5 EH/s. The Company’s Georgia, Kentucky, North Carolina, and North Dakota data center facilities
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Core Scientific, Inc. September Update - 2
continue to operate at capacity. The Company is continuing to build additional capacity in Texas.
Self-Mining
Core Scientific’s self-mining operations produced 1,213 bitcoins in September, for an average of 40.4 bitcoins per day. The Company deployed approximately 2,900 new servers during the month for its self-mining operation. Curtailment activity across multiple data centers and unanticipated electrical equipment challenges limited production advances.
The Company expanded its fleet of self-mining servers during the month to approximately 130,000, increasing hashrate to approximately 13 EH/s. The Company expects to deploy approximately 38,000 additional self-mining ASIC servers before the end of 2022. As of September month end, self-mining accounted for approximately 58% of the Company’s total hashrate.
Colocation Services
In addition to its self-mining fleet, as of September 30, 2022, Core Scientific provided data center colocation services, technology and operating support for approximately 102,000 customer-owned ASIC servers representing approximately 9.5 EH/s. In September, the Company deployed approximately 8,400 new servers for its colocation customers. As of September month end, colocation services accounted for approximately 42% of the Company’s total hashrate. Inquiries for colocation services continue to exceed the Company’s available infrastructure.
Bitcoin Sales and Liquidity
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Core Scientific, Inc. September Update - 3
During the month of September, the Company sold 1,576 bitcoins at an average price of $20,460 per bitcoin for total proceeds of approximately $32.2 million. As of September 30, 2022, the Company held 1,051 bitcoins and approximately $29.5 million in cash.
Grid Support
In the month of September, the Company powered down its Texas and other data center operations on several occasions. Curtailments in September totaled 8,774 megawatt hours. Core Scientific works with the communities and utility companies in which it operates to enhance electrical grid stability.
ABOUT CORE SCIENTIFIC
Core Scientific is one of the largest publicly traded blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the next few quarters. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.
FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES
This press release includes “forward-looking statements'' within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,”
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Core Scientific, Inc. September Update - 4
“seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those related to the Company’s ability to scale and grow its business, meet its 2022 operating plan, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income, adjusted EBITDA, total debt, free cash flow, liquidity and future financing availability, future estimates of computing capacity and operating capacity, future demand for colocation capacity, future estimate of hashrate (including mix of self-mining and colocation) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations and planned operations in Texas and Oklahoma. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the U.S. Securities & Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.
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Core Scientific, Inc. September Update - 5
Month over month comparisons are based on the combined results of Core Scientific and its acquired entities and are unaudited.
Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s results and progress toward previously announced capacity and operational projections.
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CONTACTS

Investors:
Steven Gitlin
ir@corescientific.com

Media:
press@corescientific.com

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